Exhibit 99.2

Invest in tomorrow ’ s stars. Today. FIRST QUARTER 2019 GSV Capital financial data as of 03/31/2019; Market data as of 03/31/2019, unless otherwise noted

Invest in tomorrow ’ s stars. Today. This presentation contains forward - looking statements that involve substantial risks and uncertainties . All forward - looking statements included in this presentation are made only as of the date hereof and are subject to change without notice . Actual outcomes and results could differ materially from those suggested by this presentation due to the impact of many factors beyond the control of GSV Capital Corp . ( “ GSVC ” ), including those listed in the "Risk Factors" sections of our filings with the Securities and Exchange Commission ( “ SEC ” ) . GSVC assumes no obligation to update or revise any such forward - looking statements unless required to do so by law . Certain information discussed in this presentation (including information relating to portfolio companies) was derived from third - party sources and has not been independently verified . GSVC makes no representation or warranty with respect to this information . The following slides contain summaries of certain financial and statistical information about GSVC . The information contained in this presentation is summary information intended to be considered in connection with review of our SEC filings and other public announcements we may make, by press release or otherwise, from time to time . We undertake no duty or obligation to publicly update or revise the information contained in this presentation unless required to do so by law . In addition, information related to past performance, while it may be helpful as an evaluative tool, is not indicative of future results, the achievement of which cannot be assured . You should not view the past performance of GSVC or any of its portfolio companies, or information about the market, as indicative of GSVC’ s or any of its portfolio companies ’ future results . The performance data stated herein may have been due to extraordinary market or other conditions, which may not be duplicated in the future . Current performance may be lower or higher than the performance data quoted . This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities of GSVC . 2 Forward - Looking Statements

Invest in tomorrow ’ s stars. Today. 3 1 st Quarter 2019 NAV • Net Assets of $212.5 million, or $10.75 per share, as of March 31, 2019 $9.99 $10.46 $10.58 $9.89 $10.75 1Q18 2Q18 3Q18 4Q18 1Q19

Invest in tomorrow ’ s stars. Today. Transition to Internally Managed Structure Internally Managed BDC Has Reduced Cost and Driven Additional Shareholder Value 4 • Transition is consistent with a commitment to implement shareholder - supportive initiatives , including but not limited to: the Share Repurchase Program, a reduction in operating expenses, and previous adjustments to GSV Capital’s fee structure • An internally managed structure eliminates the management fees and incentive fees o This transition provides an immediate uplift to NAV by eliminating currently accrued incentive fees and a long - term uplift to NAV by eliminating monthly management fees • Structural shift affords GSV Capital a greater degree of operating leverage as increasing AUM will no longer coincide with a proportional increase in operating expenses

Invest in tomorrow ’ s stars. Today. 5 Investment Activity: Lime Q1 2019 Today Private Investors Description Lime is a micro - mobility solution that will help people move around their cities in an affordable and convenient way while eliminating their carbon footprint Thesis As micro - mobility becomes a megatrend that shapes the way people travel in cities, we believe Lime is best positioned to capture the greatest market share • GSVC Investment : $ 10 . 0 M • Riders have taken more than 50 million trips on Lime vehicles and their fleet has grown to include e - assist bikes, electric scooters and even transit pods • Lime is significantly helping to reduce the reliance on personal cars with approximately 15 million miles of car travel prevented

Investment Activity: Public Security Exits

Q1 2019

Spotify Technology S.A.

- During Q1, GSV Capital sold approximately 36% of its position in Spotify
- Subsequent to quarter-end, GSV Capital exited the entirety of its remaining position in Spotify

Portfolio Company	Investment	Trade Period	Shares Sold	Realized Gain[(1)]
Spotify Technology S.A.	Common Shares	Q1 2019	85,000	$8.3M
Spotify Technology S.A.	Common Shares	Q2 2019	150,360	$14.3M

DropBox, Inc.

- Subsequent to quarter-end, GSV Capital has sold approximately 11% of its position in DropBox

Portfolio Company	Investment	Trade Period	Shares Sold	Realized Gain[(1)]
DropBox, Inc.	Common Shares	Q2 2019	95,800	$0.8M

[(1)] *Realized gain is net of fees.*

GSV
Capital Corp.

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Portfolio Highlights

Q1 2019

lyft

Description

- Lyft operates a peer-to-peer marketplace for on-demand ridesharing in the United States and Canada
- In Q1, Lyft generated $776M in revenue, an increase of 95% year-over-year, and reported 20.5M active riders

Q1 2019 Event

- Lyft priced its **initial public offering** on March 29th at $72 per share and ended the quarter at roughly $78 per share
- Lyft currently trades at $59.34 per share[1]

GSV Capital Position

- Q1 Position: $22.1M, or $72.42 per share
- Lock-up expires on September 25, 2019

[1] *As of 05/07/2019.*

coursera

Description

- Coursera operates an online education platform that offers access to courses from universities and organizations worldwide
- Roughly 40M users have signed up to access over 3,200 courses and 310 specializations on Coursera's platform

Q1 2019 Event

- Coursera raised $103M in its **Series E financing**, which values the company at over $1.56B[2]
- In Q4, GSV Capital valued Coursera at over $828M – almost 50% below this round's valuation

GSV Capital Position

- Q1 Position: $28.7M

[2] *Source: Pitchbook.*

GSV Capital Corp.

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Invest in tomorrow ’ s stars. Today. 6 Top 5 Positions = 57.3% of Total Portfolio as a Percentage of Total Portfolio (Excluding Treasuries) at Fair Value as of 03/31/19 8 Fair Value ($ in millions) % of Total Portfolio 5 $20.6 9.6% 4 $20.9 9.8% 3 $22.1 10.3% 2 $28.7 13.4% 1 $30.1 14.1% • GSV Capital’s top five positions account for approximately 57% of the total portfolio at fair value, excluding treasuries, as of 03/31/19. Including DropBox , these positions account for approximately 66% of the total portfolio at fair value • The top five positions accounted for roughly 90% of GSV Capital’s market capitalization on 05/07/19 $19.1 8.9% Anticipated 2019 - 2020 IPO

Invest in tomorrow ’ s stars. Today. Key Investment Themes as a Percentage of Total Portfolio (Excluding Treasuries) at Fair Value as of 03/31/19 (1) 9 23.0% 33.9% 27.4% 15.3% (1) “ Sustainability” investment theme accounts for 0.4% of Total Portfolio at Fair Value as of 03/31/2019.

Invest in tomorrow ’ s stars. Today. 10 Financial Highlights For the Quarter Ended March 31, 2019 First Quarter 2019 Dollars ($ in millions) Per Share Net Assets at Beginning of Period $195.4 $9.89 Net Investment Income $0.6 $0.03 Net Realized Loss on Investments ($4.1) ($0.21) Net Change in Unrealized Appreciation of Investments $20.7 $1.05 Provision for Taxes on Unrealized Appreciation of Investments ($0.1) ($0.01) Net Assets at March 31, 2019 $212.5 $10.75

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